EXHIBIT 4.1

THIS 8% CONVERTIBLE DEBENTURE AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL, EITHER FROM COUNSEL TO THE COMPANY OR COUNSEL TO THE HOLDER HEREOF WHO IS REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH 8% CONVERTIBLE DEBENTURE OR COMMON STOCK MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
8% Convertible Debenture
Due July 7, 2014

$150,000

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD., a corporation incorporated under the laws of the state of Nevada (the “Company” or “Maker”), for value received, hereby promises to pay to E. Wayne Kinsey III, or its registered assigns (the “Payee” or “Holder”), at 2801 Post Oak Boulevard, Houston, Texas 77056, upon due presentation and surrender of this 8% Convertible Debenture (this “Debenture”), on or after July 7, 2014 (the “Maturity Date”), the principal amount of One Hundred Fifty Thousand Dollars ($150,000) and accrued interest thereon as hereinafter provided.

This Debenture was issued by the Company as of July 7, 2011 (the “Issuance Date”).

ARTICLE I
PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT

1.1        Payment of Principal and Interest.  Payment of the principal and accrued interest on this Debenture shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Interest (computed on the basis of a 360-day year for the number of days elapsed) on the unpaid portion of said principal amount from time to time outstanding shall be paid by the Company in cash at the rate of eight percent (8%) per annum, in like coin and currency, or at the option of the Company during the first four quarters ending August 1, 2012, in shares of the Company’s Common Stock (as hereinafter defined), payable to the Payee in annual installments on each July 7 during the term of this Debenture (an “Interest Payment Date”), with the first Interest Payment Date hereunder scheduled to be July 7, 2012 and the last Interest Payment Date to be on the Maturity Date.  Interest shall accrue from the Issuance Date.  Both principal hereof and interest thereon are payable at the Holder’s address above or such other address as the Holder shall designate from time to time by written notice to the Company.  The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by check, sent to the Holder’s above address or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Debenture or making any notation thereon, except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Debenture to the Company for cancellation.

1.2        If there is an election to pay the interest due on a particular Interest Payment Date in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), the number of shares issued as payment of the accrued interest shall be equal to the quotient of the aggregate accrued and unpaid interest divided by the Market Price (as defined in Section 4.1 hereof) on the Interest Payment Date.  No fractional shares or scrip representing fractional shares will be issued upon the payment of accrued interest, but a payment in cash will be made, in respect of any fraction of a share which would otherwise be issuable in connection with the payment of accrued interest in shares of Common Stock.

1.3        Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee in accordance with the terms of Section 2.4 of this Debenture.

1.4        Extension of Payment Date.  If this Debenture or any installment hereof becomes due and payable on a Saturday, Sunday or other day on which banks in the state of Texas are authorized to remain closed, the due date hereof shall be extended to the next succeeding full Business Day (as defined in Section 4.1 hereof).  All payments received by the Holder shall be applied first to the payment of all accrued interest payable hereunder.

ARTICLE II
CONVERSION AND OTHER RIGHTS

2.1       Conversion into Common Stock at Option of Holder.  At any time and from time to time until the Maturity Date, this Debenture is convertible in whole or in part at the Holder’s option into shares of Common Stock, upon surrender of this Debenture, at the office of the Company, accompanied by a written notice of conversion in the form of Attachment I hereto, or otherwise in form reasonably satisfactory to the Company, duly executed by the registered Holder or his, her or its duly authorized attorney.  The aggregate principal amount of this Debenture shall be convertible at any time from the Issuance Date until the Maturity Date into shares of Common Stock at a price per share equal to $0.10 (“Conversion Price”), subject to the adjustments as provided for in Section 2.6.  Interest shall accrue to and include the day prior to the date of conversion and shall be paid by check or in shares of Common Stock on the last day of the month in which conversion rights hereunder are exercised.  No fractional shares or scrip representing fractional shares will be issued upon any conversion, but a payment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Debenture for conversion.  As soon as practicable following conversion and upon the Holder’s compliance with the conversion procedures described in Section 2.3 hereof, the Company shall deliver a certificate for the number of full shares of Common Stock issuable upon conversion and a check for any fractional share and, in the event this Debenture is converted in part, a new Debenture of like tenor in the principal amount equal to the remaining principal balance of this Debenture after giving effect to such partial conversion.

2.2       Automatic Conversion into Common Stock.  In the event that:  (a) there shall be a  consolidation, merger or acquisition of the Company with, into or by any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger, acquisition or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or acquisition, by vote or value, on a fully diluted basis, or (b) the Market Price (as defined in Section 6.1 hereof) of the Common Stock on any day is equal to or greater than $0.25 per share, at the option of the Company, the principal of this Debenture, in whole or in part, shall be converted into shares of Common Stock at the Conversion Price, subject to the adjustments provided in Section 2.6.  Interest shall accrue to and include the day prior to the date of conversion and shall be paid by check or in shares of Common Stock, pursuant to Section 1.1, on the last day of the month in which conversion rights hereunder are exercised.

2.3       Transfer of Debenture; Conversion Procedure.  This Debenture is divisible.  This Debenture and all rights hereunder may be sold, transferred or otherwise assigned to any person in accordance with and subject to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.  Upon the transfer of this Debenture or any portion of it through the use of the assignment form attached hereto as Attachment I, and in accordance with applicable law or regulation, and the payment by the Holder of funds sufficient to pay any transfer tax, the Company shall issue and register this Debenture or the portion thereof so transferred in the name of the new Holder.

2.4        The Company shall convert this Debenture upon surrender thereof for conversion properly endorsed and accompanied by a properly completed and executed Conversion Notice attached hereto as Attachment II and any documentation deemed necessary by the Company showing the availability of an exemption under applicable state and federal securities laws.  Subject to the terms of this Debenture, upon surrender of this Debenture, the Company shall issue and deliver with all reasonable dispatch to or upon the written order of the Holder of this Debenture and in such name or names as such Holder may designate, a certificate or certificates for the number of full shares of Common Stock due to such Holder upon the conversion of this Debenture.  The person or persons to whom such certificate or certificates are issued by the Company shall be deemed to have become the holder of record of such shares of Common Stock as of the date of the surrender of this Debenture.  Upon conversion, the Holder will be required to execute and deliver any documentation deemed necessary by the Company showing the availability of an exemption under applicable state and federal securities laws.

2.5         Covenants.

(a)         Issuance and Shares of Common Stock upon Conversion.  The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized Common Stock, solely for the purpose of issuance upon conversion of this Debenture, such number of shares of Common Stock as shall equal the aggregate number of shares of Common Stock that would be issued under this Debenture if fully converted.  The Company also covenants that all of the shares of Common Stock that shall be issuable upon conversion of this Debenture shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge).

(b)        Restrictive Legend.  Each certificate evidencing shares of Common Stock issued to the Holder following the conversion of this Debenture shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (III) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

ARTICLE III
ADJUSTMENT OF CONVERSION PRICE

3.1        Anti-Dilution Provisions.  The Conversion Price shall be subject to adjustment from time to time as hereinafter provided.

3.2        Adjustment of Conversion Price Upon Issuance of Common Stock.

(a)        (i)          If and whenever after the date hereof the Company shall issue or sell any Common Stock for no consideration or for a consideration per share less than $0.08 then, forthwith, upon such issue or sale, the Conversion Price shall be reduced (but not increased, except as otherwise specifically provided in Section 3.2(b) or 3.4), to the price (calculated to the nearest one-ten thousandth of a cent) determined by dividing (x) an amount equal to the sum of (A) the aggregate number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price plus (B) the consideration received by the Company upon such issue or sale by (y) the aggregate number of shares of Common Stock outstanding immediately after such issue or sale.

(ii)         Notwithstanding the provisions of this Section 3.2, no adjustment shall be made in the Conversion Price in the event that the Company issues, in one or more transactions, (A) Common Stock upon exercise of any options issued to officers, directors or employees of the Company pursuant to a stock option plan or an employment, severance or consulting agreement as now or hereafter in effect, in each case approved by the Board of Directors (provided that the aggregate number of shares of Common Stock which may be issuable, including options issued prior to the date hereof, under all such employee plans and agreements shall at no time exceed the number of such shares of Common Stock on the date hereof on a fully diluted basis that are authorized for issuance under currently effective employee plans and agreements); (B) Common Stock upon conversion of this Debenture or any other currently issued Debenture; (C) Common Stock upon exercise of any stock purchase warrant or option (other than the options referred to in clause (A) above), any other right to purchase or other convertible security outstanding on the date hereof; or (D) Common Stock issued as consideration in connection with acquisitions.  In addition, for purposes of calculating any adjustment of the Conversion Price as provided in this Section 3.2, all of the shares of Common Stock issuable pursuant to any of the foregoing shall be assumed to be outstanding prior to the event causing such adjustment to be made.

(b)         For purposes of this Section 3.2(b), the following shall be applicable:

(i)          Issuance of Rights or Options.  In case at any time after the date hereof the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such rights or options, or plus, in the case of such rights or options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect as of the date of granting such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options shall be deemed to be outstanding as of the date of the granting of such rights or options and to have been issued for such price per share, with the effect on the Conversion Price specified in Section 3.2(a) hereof.  Except as provided in Section 3.2(b) hereof, no further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)         Change in Option Price or Conversion Rate.  Upon the happening of any of the following events, namely, if the purchase price provided for in any right or option referred to in Section 3.2(b)(i) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 3.2(b)(i) hereof, or the rate at which any Convertible Securities referred to in Section 3.2(b)(i) hereof, are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price that would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.  On the expiration of any such option or right referred to in Section 3.2(b)(i) hereof, or on the termination of any such right to convert or exchange any such Convertible Securities referred to in Section 3.2(b)(i) hereof, the Conversion Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Conversion Price that would have been in effect at the time of such expiration or termination had such right, option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been granted, issued or sold, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.  If the purchase price provided for in Section 3.2(b)(i) hereof or the rate at which any Convertible Securities referred to in Section 3.2(b)(i) hereof are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall, if not already adjusted, forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

(iii)   Consideration for Stock.  In case at any time Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration therefor shall be deemed to be the amount received by the Company therefor plus any brokerage or placement fees and commissions.  In case at any time any Common Stock, Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration, as determined reasonably and in good faith by the Board of Directors of the Company.  In case at any time any Common Stock, Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration received therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as the Board of Directors may determine to be attributable to such Common Stock, Convertible Securities, rights or options as the case may be.  In case at any time any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued in connection with the issuance and sale of other securities of the Company, together consisting of one integral transaction in which no consideration is allocated to such rights or options by the parties, such rights or options shall be deemed to have been issued without consideration.

(iv)   Record Date.  In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or Convertible Securities, or (B) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the Common Stock or Convertible Securities deemed to have been issued or sold as a result of the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the ease may be.

(v)         Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned directly by the Company in treasury, and the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section 3.2.

3.3        Stock Dividends.  In case the Company shall declare a dividend or make any other distribution upon any shares of the Company, payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

3.4   Stock Splits and Reverse Splits.  In the event that the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Shares into which this Debenture may be converted immediately prior to such subdivision shall be proportionately increased, and conversely, in the event that the outstanding shares of Common Stock shall at any time be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Shares into which this Debenture may be converted immediately prior to such combination shall be proportionately reduced.  Except as provided in this Section 3.4 no adjustment in the Conversion Price and no change in the number of shares shall be made under this Article III as a result of or by reason of any such subdivision or combination.

3.5        Reorganizations and Asset Sales.  If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation, merger or share exchange of the Company with another Person, or the sale, transfer or other disposition of all or substantially all of its assets to another Person shall be effected in such a way that holders of Common Stock shall be entitled to receive capital stock, securities or assets with respect to or in exchange for their shares, then the following provisions shall apply:

(a)        As a condition of such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer or other disposition (except as otherwise provided below in Section 5.3(c)), lawful and adequate provisions shall be made whereby the holder of this Debenture shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Debenture and in lieu of the shares immediately theretofore receivable upon the exercise of the rights represented hereby, such shares of capital stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger, share exchange or sale not taken place, and in any such case appropriate provision reasonably satisfactory to such holder shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of shares receivable upon the exercise) shall thereafter be applicable, as nearly as possible, in relation to any shares of capital stock, securities or assets thereafter deliverable upon the exercise of this Debenture.

(b)        In the event of a merger, share exchange or consolidation of the Company with or into another Person as a result of which a number of shares of common stock or its equivalent of the successor Person greater or lesser than the number of shares of Common Stock outstanding immediately prior to such merger, share exchange or consolidation are issuable to holders of Common Stock, then the Conversion Price in effect immediately prior to such merger, share exchange or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock.

(c)        The Company shall not effect any such consolidation, merger, share exchange, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such consolidation, share exchange or merger or the Person purchasing or otherwise acquiring such assets shall have assumed by written instrument executed and mailed or delivered to the Holder hereof at the last address of such Holder appearing on the books of the Company the obligation to deliver to such Holder such shares of capital stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and all other liabilities and obligations of the Company hereunder.  Upon written request by the Holder hereof, such Successor Person will issue a new Debenture revised to reflect the modifications in this Debenture effected pursuant to this Section 3.5.

(d)         If a purchase, tender or exchange offer is made to and accepted by the holders of 50% or more of the outstanding shares of Common Stock, the Company shall not effect any consolidation, merger, share exchange or sale, transfer or other disposition of all or substantially all of the Company’s assets with the Person having made such offer or with any affiliate of such Person, unless prior to the consummation of such consolidation, merger, share exchange, sate, transfer or other disposition the holder hereof shall have been given a reasonable opportunity to then elect to receive upon the conversion of this Debenture either the capital stock, securities or assets then issuable with respect to the Common Stock or the capital stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer.

3.6        Adjustment for Asset Distribution.  If the Company declares a dividend or other distribution payable to all holders of shares of Common Stock in evidences of indebtedness of the Company or other assets of the Company (including, cash (other than regular cash dividends declared by the Board of Directors), capital stock (other than Common Stock, Convertible Securities or options or rights thereto) or other property), the Conversion Price in effect immediately prior to such declaration of such dividend or other distribution shall be reduced by an amount equal to the amount of such dividend or distribution payable per share of Common Stock, in the case of a cash dividend or distribution, or by the fair value of such dividend or distribution per share of Common Stock (as reasonably determined in good faith by the Board of Directors of the Company), in the case of any other dividend or distribution.  Such reduction shall be made whenever any such dividend or distribution is made and shall be effective as of the date as of which a record is taken for purpose of such dividend or distribution or, if a record is not taken, the date as of which holders of record of Common Stock entitled to such dividend or distribution are determined.

3.7        De Minimis Adjustments.  No adjustment in the number of shares of Common Stock purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one share of Common Stock purchasable upon conversion of this Debenture and no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 in the Conversion Price; provided, however, that any adjustments which by reason of this Section 3.7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations shall be made to the nearest full share or nearest one hundredth of a dollar, as applicable.

3.8        Notice of Adjustment.  Whenever the Conversion Price or the number of Shares issuable upon the conversion of this Debenture shall be adjusted as herein provided, or the rights of the holder hereof shall change by reason of other events specified herein, the Company shall compute the adjusted Conversion Price and the adjusted number of Shares in accordance with the provisions hereof and shall prepare an Officer’s Certificate setting forth the adjusted Conversion Price and the adjusted number of Shares issuable upon the conversion of this Debenture or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based.  The Company shall cause to be mailed to the Holder hereof copies of such Officer’s Certificate together with a notice stating that the Conversion Price and the number of Shares purchasable upon conversion of this Debenture have been adjusted and setting forth the adjusted Conversion Price and the adjusted number of Shares purchasable upon conversion of this Debenture.  The Company’s failure to comply with this Section 3.8 shall not in and of itself be conclusive evidence that there was not an event requiring a change in the Conversion Price or the number of Shares issuable under this Debenture.

3.9        Notifications to Holder.  In case at any time the Company proposes:

(a)         to declare any dividend upon its Common Stock payable in capital stock or make any special dividend or other distribution (other than cash dividends) to the holders of its Common Stock;

(b)         to offer for subscription pro rata to all of the holders of its Common Stock any additional shares of capital stock of any class or other rights;

(c)         to effect any capital reorganization, or reclassification of the capital stock of the Company, or consolidation, merger or share exchange of the Company with another Person, or sale, transfer or other disposition of all or substantially all of its assets; or

(d)         to effect a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of such cases, the Company shall give the Holder (a) at least 10 days (but not more than 90 days) prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, and (b) in the case of any such issuance, reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, at least 10 days (but not more than 90 days) prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock, as the case may be, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, share exchange, sale, transfer, disposition, dissolution, liquidation or winding up, as the case may be.

3.10      Company to Prevent Dilution.  If any event or condition occurs as to which other provisions of this Article are not strictly applicable or if strictly applicable would not fairly protect the exercise or purchase rights of this Debenture evidenced hereby in accordance with the essential intent and principles of such provisions, or that might materially and adversely affect the exercise or purchase rights of the holder hereof under any provisions of this Debenture, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, so as to protect such exercise and purchase rights as aforesaid, and any adjustments necessary with respect to the Conversion Price and the number of shares purchasable hereunder as shall be determined by the Board of Directors in its good faith business judgment so as to preserve the rights of the holder hereunder.  In no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to this Article except in the event of a combination of shares of the type contemplated in Section 3.4 hereof, and then in no event to an amount greater than the Conversion Price as adjusted pursuant to Section 3.4 hereof.

ARTICLE IV
REMEDIES

4.1         Events of Default.  An “Event of Default” occurs if:

(a)         the Company defaults in the payment of the principal or interest on this Debenture when such principal or interest becomes due and payable and such default remains uncured for a period of five days; or

(b)        the Company or any Subsidiary defaults in the performance of any covenant made by the Company, and such default remains uncured for a period of 30 days after the Default Date in any of (i) any existing or future agreements involving the Company and Holder or any of the Holder’s Affiliates, including but not limited to other debentures, loan agreements, registration rights agreements and security agreements (the “Transaction Agreements”); or (ii) this Debenture (other than a default in the performance of a covenant specifically addressed elsewhere in this Section 4.1); as used in this Section 4.1(b), “Default Date” means the date on which any of the members of the Board of Directors, any of the officers, or any of employees (other than employees involved solely in marketing or product development functions) becomes aware of the occurrence of any of the events defined or described in this Section 4.1(b); or

(c)        any representation or warranty made by the Company in the Transaction Agreements, or this Debenture or in any certificate furnished by the Company in connection with the consummation of the transaction contemplated thereby or hereby, is untrue in any material respect as of the date of making thereof; or

(d)        the Company or any Subsidiary defaults in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness of the Company or such Subsidiary (other than the Indebtedness evidenced by this Debenture) having an aggregate principal amount in excess of $100,000 and such default remains uncured for a period of 30 days, except for defaults that currently exist under the following debt instruments:  (1)  $250,000 Promissory Note dated April 12, 2010 issued to RHI Family Trust; (2) $50,000 Convertible Debenture dated April 12, 2010 issued to Green Energy Metals Fund, LP; (3) $50,000 Convertible Debenture dated April 12, 2010 issued to Odysseus Fund, LP; and (4) $50,000 Convertible Debenture dated April 12, 2010 issued to David G. Snow; or

(e)         a court of competent jurisdiction enters a judgment or judgments against the Company or any Subsidiary, or any property or assets of the Company or any Subsidiary, for the payment of money aggregating in excess of $250,000 in excess of applicable insurance coverage; or

(f)         a court of competent jurisdiction enters (i) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of the property of the Company or any Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Subsidiary and any such decree or order of relief or any such other decree or order remains unstayed for a period of 90 days from its date of entry; or

(g)        the Company or any Subsidiary commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or the Company or any Subsidiary files a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or the Company or any Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or

(h)        (1) any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of 50% or more of the total voting power of the Company and was not the beneficial owner of 50% or more of the total voting power of the Company as of the date of this Agreement; (2) the Company or any Subsidiary which contains at least 20% of the Company’s assets or revenues merges or consolidates with or into any other Person (unless the Company or any of its Subsidiaries is the surviving or acquiring party); (3) the Company or any Subsidiary which contains at least 20% of the Company’s assets or revenues dissolves or liquidates; or (4) the Company or any Subsidiary which contains at least 20% of the Company’s assets or revenues sells all or any substantial portion of its assets (unless the purchaser is a Subsidiary of the Company).

4.2        Acceleration of Maturity.  This Note shall become immediately due and payable if an Event of Default described in Sections 4.1(f), 4.1(g) or 4.1(h) occurs and, this Debenture shall, at the option of the Holder in its sole discretion, become immediately due and payable if any other Event of Default occurs, and in every such case the Holder of this Debenture may declare the principal and interest on this Debenture to be due and payable immediately.

ARTICLE V
COVENANTS

The Company covenants and agrees that, so long as this Debenture is outstanding:

5.1        Payment of Principal and Accrued Interest.  The Company shall duly and punctually pay or cause to be paid the principal sum of this Debenture, together with interest accrued thereon from the date hereof to the date of payment, in accordance with the terms hereof.

5.2        Corporate Existence.  The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if it shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business.

5.3        Taxes; Claims; etc.  The Company shall, and will cause each Subsidiary to, promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal, or mixed, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, and which lien or charges will have a material adverse effect on the business of the Company; provided, however, that neither the Company nor any Subsidiary shall be required to pay or cause to be paid any such tax, assessment, charge, levy, or claim prior to institution of foreclosure proceedings if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim.

5.4        Notice of Defaults.  The Company shall promptly notify the Holder in writing of the occurrence of (i) any Event of Default under this Debenture, and (ii) any event of default (or if any event of default would result upon any payment with respect to this Debenture) with respect to any Indebtedness as such event of default is defined therein or in the instrument under which it is outstanding, permitting holders to accelerate the maturity of such Indebtedness.

5.5        Compliance with Laws.  The Company shall comply with all laws, ordinances and governmental rules and regulations to which it is subject, the violation of which would materially and adversely affect the Company.

ARTICLE VI
MISCELLANEOUS

6.1        Definitions.  In addition to those terms already defined herein, the following terms as used in this Debenture shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.  For purposes of this definition, “controlling” (including with its correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person shall mean the possession, directly or indirectly, of the power (a) to vote or direct the vote of ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Company or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of securities, by contract of otherwise.

“Associate” shall mean, with respect to any Person, (i) a corporation or organization (other than the Company or a majority-owned Subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, (iii) any relative or spouse of such Person, or (iv) any relative of such spouse who has the same home as such Person or who is a director or officer of the Company or its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the state of Texas.

“Indebtedness” of any Person means all indebtedness of such Person, whether outstanding on the date of this Debenture or hereafter created, incurred, assumed or guaranteed for the principal of and premium, if any, and interest on all debts of the Person whether outstanding on the date of this Debenture or thereafter created (i) for money borrowed by such Person (including capitalized lease obligations), (ii) for money borrowed by others (including capitalized lease obligations) and guaranteed, directly or indirectly, by such Person, or (iii) constituting purchase money indebtedness, or indebtedness secured by property at the time of the acquisition of such property by such Person, for the payment of which the Person is directly or contingently liable and for deferrals, renewals, extensions and refunding of, any amendments, modifications and supplements to, any of the indebtedness referred to herein.

“Market Price”  means, as to any security, the average of the closing prices of such security’s sales on all domestic securities markets on which such security may at the time be listed averaged over a period of twenty (20) trading days in which the stock traded immediately preceding the day as of which “Market Price” is being determined.  If at any time such security is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board or other domestic over-the-counter market, the “Market Price” shall be the fair value thereof as determined in good faith by a majority of the Company’s Board of Directors (determined without giving effect to any discount for minority interest, any restrictions on transferability or any lack of liquidity of the Common Stock or to the fact that the Company has no class of equity registered under the Securities Act), such fair value to be determined by reference to the price that would be paid between a fully informed buyer and seller under no compulsion to buy or sell.

“Person” means an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

“Subsidiary” means, with respect to the Company, any corporation of which an aggregate of fifty percent (50%) or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company and/or one or more Subsidiaries of the Company.

6.2        Collection; Fees.  If this Debenture is placed in the hands of an attorney for collection, and if it is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, the Company hereby undertakes to pay all reasonable costs and expenses of collection including, but not limited to, court costs and the reasonable attorney’s fees of Holder.

6.3        Prepayment.  The principal amount of this Debenture and any accrued and unpaid interest thereon may be prepaid, in whole or in part, at any time without penalty or premium, at the discretion of the Company, subject to first offering the Holder the option to convert this Debenture into Common Stock in accordance with Section 2.1.  The Company must provide written notice to the Holder of its intention to prepay this Debenture and allow the Holder ten (10) days after receipt of such notice to convert.

6.4        Rights Cumulative.  The rights, powers and remedies given to the Holder under this Debenture shall be in addition to all rights, powers and remedies given to him, her or it by virtue of any document or instrument executed in connection therewith, or any statute or rule of law.

6.5        No Waivers.  Any forbearance, failure or delay by the Payee in exercising any right, power or remedy under this Debenture, any documents or instruments executed in connection therewith or otherwise available to the Holder shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

6.6        Amendments in Writing.  No modification or waiver of any provision of this Debenture, or any documents or instruments executed in connection therewith shall be effective unless it shall be in writing and signed by the Holder, and any such modification or waiver shall apply only in the specific instance for which given.

6.7        Governing Law; Venue.  This Debenture and the rights and obligations of the parties hereto, shall be governed, construed and interpreted according to the laws of the state of Texas.  The parties hereto agree to submit to the exclusive jurisdiction of the courts located in Harris County, Texas.

6.8        Successors.  The term “Payee” and “Holder” as used herein shall be deemed to include the Payee and its successors, endorsees and assigns.

6.9        Stamp or Transfer Tax.  The Company will pay any documentary stamp or transfer taxes attributable to the initial issuance of the Common Stock issuable upon the conversion of this Debenture; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Common Stock in a name other than that of the Holder in respect of which such Common Stock is issued, and in such case the Company shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s satisfaction that such tax has been paid.

6.10      Mutilated, Lost, Stolen or Destroyed Debenture.  In case this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of and substitution for the Debenture, mutilated, lost, stolen or destroyed, a new Debenture of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also reasonably satisfactory to it.

6.11      No Rights as Stockholder.  Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends (except as provided in Article II of this Debenture) or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company.

6.12      Registration Rights.  The Company and Holder acknowledge and agree that Holder is an assignee of all of Benchmark Performance Group Inc.’s (“Benchmark”) rights and obligations under that certain Registration Rights Agreement dated as of June 21, 2007 (the “Registration Rights Agreement”).

IN WITNESS WHEREOF, Integrated Environmental Technologies, Ltd. has caused this Debenture to be duly executed and delivered as of the date first above written.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

By:	/s/Thomas S. Gifford
Thomas S. Gifford
Executive Vice President and Chief Financial Officer

ATTACHMENT I

Assignment

For value received, the undersigned hereby assigns to _____________, $___________ principal amount of 8% Convertible Debenture due July 7, 2014 evidenced hereby and hereby irrevocably appoints __________________ attorney to transfer the Debenture on the books of the within named corporation with full power of substitution in the premises.

Dated:

In the presence of:

Print Name

Signature

ATTACHMENT II

CONVERSION NOTICE

TO:  INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

The undersigned holder of this Debenture hereby irrevocably exercises the option to convert $________ principal amount of such Debenture (which may be less than the stated principal amount thereof) into shares of Common Stock of Integrated Environmental Technologies, Ltd., in accordance with the terms of such Debenture, and directs that the shares of Common Stock issuable and deliverable upon such conversion, together with a check (if applicable) in payment for any fractional shares as provided in such Debenture, be issued and delivered to the undersigned unless a different name has been indicated below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned holder of such Debenture, the undersigned will pay all transfer taxes payable with respect thereto.

Address of Holder

Print Name of Holder

Signature of Holder
Principal amount of Debenture to be converted $________

If shares are to be issued otherwise then to the holder:

Address of Transferee

Print Name of Transferee

Social Security or Employer Identification Number of Transferee

Issuance Date of Debenture:  July 7, 2011